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                     July 1, 2022

       Gary Hagerman
       Chief Financial Officer
       East Resources Acquisition Co
       7777 NW Beacon Square Boulevard
       Boca Raton, Florida 33487

                                                        Re: East Resources
Acquisition Co
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 21, 2022
                                                            File No. 001-39403

       Dear Mr. Hagerman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Dan Harrist